Independent Accountants' Report


To the Board of Trustees of Scudder Pathway Series:


We have examined management's assertion about Scudder Pathway Series (the "Portfolios", comprised of Growth Portfolio, Balanced Portfolio, International Portfolio, and Conservative Portfolio) compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (as interpreted in the Response of the Office of the Chief Counsel, Division of Investment Management, Ref. No. 92-237-CC) as of April 30, 1999, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Portfolios' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Portfolios' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Portfolios' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Our examination was made without prior notice to the Portfolios. Included among our procedures were the following tests performed as of April 30, 1999 and with respect to tests of selected security purchases and sales, for the period from August 31, 1998 (date of last examination) through April 30, 1999:

o Confirmation of the number of shares of beneficial interest of the underlying funds owned by each Portfolio and held by a securities depository which uses the book entry method of accounting for securities (i.e. Scudder Service Corp.).

o Reconciliation of all such shares of beneficial interest to the books and records of the Portfolios.

o Test of selected purchases and sales by the Portfolios of shares of beneficial interest of the underlying funds since our last report from the books and records of the Portfolios to confirmations from Scudder Service Corp.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of the Portfolios' compliance with specified requirements.

In our opinion, management's assertion that the Portfolios enumerated above were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (as interpreted in the Response of the Office of the Chief Counsel, Division of Investment

Management, Ref. No. 92-237-CC) as of April 30, 1999, with respect to securities reflected in the investment account of the Portfolios is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Scudder Pathways Series and the Securities and Exchange Commission and should not be used for any other purpose.



                                                   /s/PricewaterhouseCoopers LLP
Boston, Massachusetts                              PricewaterhouseCoopers LLP
May 5, 1999